Filed pursuant to Rule 424(b)(3)
Registration No. 333-295068
PROSPECTUS SUPPLEMENT No. 3
(to Prospectus dated April 21, 2026)
MERLIN, INC.
This prospectus supplement updates, amends and supplements the prospectus dated April 21, 2026 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-295068). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.
This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in:
●our Current Report on Form 8-K filed with the SEC on October 27, 2026, which is set forth below.

This prospectus supplement is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including, any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.
Our shares of Common Stock are listed on the Nasdaq Stock Market LLC under the symbol “MRLN”. On October 27, 2026, the closing price of our Common Stock was $1.07 per share.
We are an “emerging growth company” and a “smaller reporting company” as such terms are defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.
Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is October 27, 2026.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): October 27, 2026

MERLIN, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-42392	98-1797826
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Causeway St., Floor 23
Boston, MA 02114
(Address of principal executive offices) (Zip Code)
(857) 201-3979
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	MRLN	The Nasdaq Stock Market LLC (Nasdaq Global Market)
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 27, 2026, the Board of Directors (“Board”) of Merlin, Inc. (“Merlin” or the “Company”) appointed Mr. Mark Brunner, currently the Chief Revenue Officer of the Company, as President, effective immediately. Matthew George, the Company’s current Chief Executive Officer, President and Chairman of the Board, will remain the Company’s Chief Executive Officer (principal executive officer) and Chairman of the Board.

Mr. Brunner, age 60, has served as Chief Revenue Officer of the Company since April 2026. Prior to joining Merlin, Mr. Brunner served in a variety of defense technology roles. He served as Executive Vice President, Public Sector for PsiQuantum from July 2024 to March 2026, and as President, Public Sector for Primer AI from January 2022 to July 2024. Prior to that, he served as Vice President at The Cohen Group from April 2015 to December 2021, and also as a Senior Advisor to U.S. Senator Mark Warner. He also served as a Commissioner on the Atlantic Council’s Commission on Defense Innovation Adoption and on the International Council of the Aerospace Industries Association. Mr. Brunner received a bachelor’s degree in Political Science from Tulane University and a master’s degree in International Relations and National Security Studies from Georgetown University. Mr. Brunner served 20 years in the U.S. Navy as a pilot.

There are no arrangements or understandings between Mr. Brunner and any other persons pursuant to which he was appointed as President of the Company. There are no family relationships between Mr. Brunner and any director or executive officer of the Company, and Mr. Brunner has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 27, 2026	MERLIN, INC.
	By:	/s/ Leslie Ravestein
	Name:	Leslie Ravestein
	Title:	Chief Legal Officer and Secretary